UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 23, 2013

HOMETRUST BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35593	45-5055422
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

10 Woodfin Street, Asheville, North Carolina	28801
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:    (828) 259-3939

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

    On September 23, 2013, the Compensation Committee of the Board of Directors of HomeTrust Bancshares, Inc. (the “Company”) approved, for the fiscal year ending June 30, 2014, targeted incentive award opportunities and performance measures and weightings under the Company’s existing Strategic Operating Committee Incentive Program (the “SOC Incentive Program”).  For fiscal 2014, the targeted incentive award opportunities for the following executive officers (each of whom was a named executive officer in the Company’s last annual meeting proxy statement or is expected to be a named executive officer in the Company’s upcoming annual meeting proxy statement) were established: Dana L. Stonestreet, President and co-Chief Executive Officer, 55% of annual base salary; C. Hunter Westbrook, Senior Vice President and Chief Banking Officer, 30% of annual base salary; Tony J. VunCannon, Senior Vice President and Chief Financial Officer, 30% of annual base salary; Charles I. Abbitt, Jr., Senior Vice President and Chief Credit Officer, 30% of annual base salary; and Howard L. Sellinger, 30% of annual base salary.  For Mr. Stonestreet, the SOC Incentive Program performance measures and weightings will be as follows: net income (35% weighting); return on assets compared to peers (25% weighting); and subjective assessment by the Compensation Committee of Company performance (40% weighting).  For each of the other participating named executive officers, the SOC Incentive Program performance measures and weightings will be as follows: net income (21% weighting); return on assets compared to peers (15% weighting); subjective assessment by Compensation Committee of Company performance (24% weighting); and team/individual goals (40% weighting).  Awards will be “cash awards” under the Company’s 2013 Omnibus Incentive Plan (the “Omnibus Plan”), and will be funded and paid in accordance with the SOC Incentive Program if the Company has positive operating earnings (net income excluding expense associated with equity incentive awards under the Omnibus Plan) for fiscal 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMETRUST BANCSHARES, INC.

Date: September 27, 2013	By:	/s/ Tony J. VunCannon
Tony J. VunCannon
Senior Vice President, Chief Financial Officer and Treasurer